Exhibit 99.2
WESCO International, Inc. Announces Pricing of
Convertible Debt Securities
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, October 26, 2006 — WESCO International, Inc. (NYSE: WCC) today announced that it has entered into an agreement to sell $250 million of its 1.75% Convertible Senior Debentures due 2026 (“Convertible Debentures”). In addition, WESCO International has granted the initial purchasers of the Convertible Debentures an option to purchase up to an additional $50 million of its Convertible Debentures.
The Convertible Debentures will be convertible under certain circumstances into the Company’s common shares at a conversion rate of 11.3437 shares per $1,000 principal amount of Convertible Debentures (equivalent to an initial conversion price of approximately $88.15 per share), subject to adjustment in certain circumstances. Upon conversion, WESCO International will pay cash and, if required, shares of WESCO International common stock. In addition, the Convertible Debentures will accrue contingent interest commencing with the interest period beginning on November 15, 2011 under certain circumstances.
The Convertible Debentures will be redeemable at the Company’s option on or after November 15, 2011 at a redemption price equal to 100% of the principal amount of the Convertible Debentures being redeemed plus accrued and unpaid interest. The Convertible Debentures will be subject to repurchase at the option of holders on November 15, 2011, November 15, 2016 and November 15, 2021 and upon the occurrence of certain defined conditions at a repurchase price equal to 100% of the principal amount of the Convertible Debentures being repurchased plus accrued and unpaid interest.
The Convertible Debentures will be guaranteed on a senior subordinated basis by WESCO International’s subsidiary, WESCO Distribution, Inc.
The Convertible Debentures are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the Convertible Debentures (including any shares of common stock issuable upon conversion thereof), or the guarantees thereof have been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect the Company’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2005 annual sales were approximately $4.4 billion. The Company employs approximately 6,100 people, maintains relationships with over 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 365 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.